Exhibit 99: Audit Report and Financial Statements.

					PAVING STONE CORPORATION AND SUBSIDIARIES
					FINANCIAL STATEMENTS
					AS OF DECEMBER 31, 2001 (CONSOLIDATED)
					AND 2000 (COMBINED)

PAVING STONE CORPORATION AND SUBSIDIARIES

CONTENTS


PAGE		1		INDEPENDENT AUDITORS' REPORT
PAGE		2		CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001
PAGE		3		STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
				2001 (CONSOLIDATED) AND 2000 (COMBINED)
PAGE		4		STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
				YEARS ENDED DECEMBER 31, 2001 (CONSOLIDATED) AND 2000
				(COMBINED)
PAGES		5		STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
				2001 (CONSOLIDATED) AND 2000 (COMBINED)
PAGES		6 - 16		NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER
				31, 2001


INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
Paving Stone Corporation

We have audited the accompanying consolidated balance sheet of The Paving Stone Company and Subsidiaries as of December 31, 2001 and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001 (consolidated) and 2000 (combined). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Paving Stone Corporation and Subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 (consolidated) and 2000 (combined), in conformity with accounting principles generally accepted in the United States of America.


WEINBERG & COMPANY, P.A.


Boca Raton, Florida
March 28, 2002
(Except for Note 16(B) as to which the date is April 3, 2002)

		PAVING STONE CORPORATION AND SUBSIDIARIES
			CONSOLIDATED BALANCE SHEET
			AS OF DECEMBER 31, 2001
ASSETS
CURRENT ASSETS
Cash								$	35,439
Accounts receivable- net of allowances					5,568,321
Inventories								37,065
Prepaid expenses							83,945
Rebate receivable							330,438
Advance to related party						18,736
Costs in excess of billings on uncompleted contracts			504,536
Total Current Assets							6,578,480

PROPERTY AND EQUIPMENT - NET						306,040

OTHER ASSETS
Security deposits and other assets
-net of amortization							39,553
Other loans / advances receivable					16,317
Total Other Assets							55,870

TOTAL ASSETS							$	6,940,390

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Cash overdraft							$	326,936
Accounts payable and accrued expenses					3,527,040
Customer deposits payable						83,641
Billings in excess of cost on uncompleted contracts			178,976
Note and capital lease obligation
	payable - current portion					33,111
Notes payable - stockholder						395,693
Lines of credit								2,240,271
Total Current Liabilities						6,785,668

LONG TERM LIABILITIES
Note and capital lease obligation payable				76,001
Notes payable - stockholder						64,353
Total Long-Term Liabilities						140,354

TOTAL LIABILITIES 							6,926,022

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value, 50,000,000 shares
authorized, 2,260,083 shares issued and outstanding			23
Common stock to be issued, 19,742,099 shares				197
Additional paid-in capital						5,242,603
Accumulated deficit							(5,228,455)

TOTAL STOCKHOLDERS' EQUITY						14,368

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY			$	6,940,390

See accompanying notes to consolidated financial statements.



		PAVING STONE CORPORATION AND SUBSIDIARIES
			STATEMENTS OF OPERATIONS
	FOR THE YEARS ENDED DECEMBER 31, 2001 (CONSOLIDATED)
			AND 2000 (COMBINED)


					2001(Consolidated)	2000(Combined)

NET SALES			$	31,754,975 	$	25,475,912

COST OF SALES				25,686,539 		20,773,682

GROSS PROFIT				6,068,436 		4,702,230

OPERATING EXPENSES
Selling, general and administrative	6,409,656 		4,375,028
Stock issued for services		5,187,600 			-

Total Operating Expenses		11,597,256 		4,375,028

INCOME (LOSS) FROM OPERATIONS		(5,528,820)		327,202

OTHER EXPENSES
Interest expense			(171,860)		(101,397)
Other expense					-    		(905)

Total Other Expense			(171,860)		(102,302)

NET INCOME (LOSS)	$		(5,700,680)	$	224,900

Net income (loss) per share
 - basic and diluted		$	(0.35)	$		0.01

Weighted average shares
outstanding during the period
- basic and diluted		$	16,268,686 	$	16,040,000

See accompanying notes to consolidated financial statements.


		PAVING STONE CORPORATION AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 (CONSOLIDATED)
			AND 2000 (COMBINED)

					Common Stock	Common Stock	Common Stock
					Outstanding		To Be Issued		Par

Balance, December 31, 1999		-    		16,040,000 			-

In-kind contribution of services	-    			-    			-

Distributions to stockholders		-    			-    			-

Net income, 2000			-    			-    			-

Balance, December 31, 2000		-    		16,040,000 			-

Cash paid for subscription
receivable				-    			-    			-

Stock issued for reorganization
of Cottage Investment, Inc.		1,883,146 	235,599 			19

Stock issued for services		376,937 	3,466,500 			4

Distributions to stockholders		-    			-    			-

Net Loss, 2001				-    			-    			-

BALANCE, DECEMBER 31, 2001		2,260,083 	19,742,099			23

See accompanying notes to consolidated financial statements.


					Common Stock	Common Stock 	Subscription
					To Be Issued Par	APIC	Receivable


Balance, December 31, 1999			160 	$	50,739 		(1,203)

In-kind contribution of services		-    		49,596 		-

Distributions to stockholders			-    		-    		-

Net income, 2000				-    		-    		-

Balance, December 31, 2000			160 		100,335 	(1,203)

Cash paid for subscription receivable		-    		-    		1,203

Stock issued for reorganization
 of Cottage Investment, Inc.			2 		(45,293)	-

Stock issued for services			35 		5,187,561 	-

Distributions to stockholders			-    		-    		-

Net Loss, 2001					-    		-    		-

BALANCE, DECEMBER 31, 2001			197 	$	5,242,603 	-

See accompanying notes to consolidated financial statements.


					Accumulated 		Stockholders'
					Deficit		`	Deficiency

Balance, December 31, 1999		798,045 	$	847,741

In-kind contribution of services	-    			49,596

Distributions to stockholders		(196,528)		(196,528)

Net income, 2000			224,900 		224,900

Balance, December 31, 2000		826,417 		925,709

Cash paid for
subscription receivable				-    		1,203

Stock issued for reorganization
of Cottage Investment, Inc.			-    		(45,272)

Stock issued for services			-    		5,187,600

Distributions to stockholders		(354,192)		(354,192)

Net Loss, 2001				(5,700,680)		(5,700,680)

BALANCE, DECEMBER 31, 2001		(5,228,455)	$	14,638

See accompanying notes to consolidated financial statements.


		PAVING STONE CORPORATION AND SUBSIDIARIES
			STATEMENTS OF CASH FLOWS
	FOR THE YEARS ENDED DECEMBER 31, 2001 (CONSOLIDATED)
			AND 2000 (COMBINED)

						2001(Consolidated)	2000(Combined)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)				$(5,700,680)		$224,900
Adjustments to reconcile net income
(loss) to net cash used in operating
activities:
Depreciation and amortization			80,545 			39,754
Provision for doubtful accounts			57,845 			-
Stock issued for services			5,187,600 		49,596
Collection on accounts previously written off		-    		(16,704)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable				(789,810)		(1,626,635)
Inventories					17,899 			(54,964)
Prepaid expense					(77,707)		(6,238)
Rebate receivable				(33,364)		(189,725)
Security deposits and other assets		(32,084)		(25,099)
Costs in excess of billings on
uncompleted contracts				(281,389)		12,586
Increase (decrease) in:
Accounts payable and accrued expenses		483,088 		487,711
Cash overdraft					326,936 		-
Billings in excess of cost on
uncompleted contracts				161,980 		(25,770)
Customer deposits payable			68,141 			(54,397)
Net Cash Used In Operating Activities		(531,000)		(1,184,985)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to related party			(18,736)		-
Purchase of property and equipment		(67,126)		(101,296)
Other loans / advances receivable		-    			(2,000)
Net Cash Used In Investing Activities		(85,862)		(103,296)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from subscription receivable		1,203 			-
Payments on capital lease obligation		(8,950)			-
Repayments from related parties			-    			92,323
Payments on note payable			(8,045)			(9,234)
Proceeds from stockholder loan			146,316 		313,730
Proceeds from lines of credit			833,271 		1,043,000
Distributions to stockholders			(354,192)		(196,528)
Net Cash Provided By Financing Activities	609,603 		1,243,291

NET DECREASE IN CASH				(7,259)			(44,990)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	42,698 			87,688

CASH AND CASH EQUIVALENTS - END OF YEAR		$35,439 		$42,698

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION:

Cash paid for interest				$171,860 		$101,397

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment acquired by capital lease		$52,669 		$55,808

See accompanying notes to consolidated financial statements.


NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Description of Business

The Paving Stone Corporation, formerly known as Cottage Investments, Inc., and Subsidiaries install interlocking pavers on driveways and patios for residential and commercial use. The Paving Stone Corporation was incorporated in the State of Nevada on July 22, 1999.

The original structure of the business included The Paving Stone Company which was incorporated in the state of Florida in 1990, and its five affiliates located in Atlanta, Arizona, California, Georgia and Nevada, all incorporated in their respective states from 1999 to 2000.

Under a share exchange agreement (the "Agreement") consummated on December
17, 2001, Cottage Investments ("Cottage") acquired 100% of the issued and outstanding common stock of The Paving Stone Company and its affiliates for 16,040,000 shares of common stock of Cottage. As a result of the exchange, the Company and its affiliates became wholly owned subsidiaries of Cottage and the stockholder of The Paving Stone Company became stockholder of approximately
73% of Cottage. Generally accepted accounting principles require that the company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. As a result, the exchange was treated as an acquisition of Cottage by The Paving Stone Company, and a recapitalization of The Paving Stone Company. During 2001, the Company changed its name from Cottage Investments to Paving Stone Corporation (the "Company").

Accordingly, the financial statements include the following:

(1)	The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)	The statement of operations include the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

(B) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Paving Stone Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(C) Principles of Combination

The 2000 financial statements are presented on a combined basis, which represents The Paving Stone Company and its affiliates Paving Stone Company of Atlanta, Inc., The Paving Stone Company of Arizona, Inc., Paving Stone of Nevada, Inc., The Paving Stone Company of California, Inc., all of which were owned by one stockholder. Significant intercompany balances and transactions were eliminated in the combination.

(D) Use of Estimates

In preparing financial statements in comformity with generall accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(E) Cash and Cash Equivalents

For purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(F) Inventories

Inventories consist of brick pavers and installation supplies.
Inventories are stated at the lower of cost or market value, as determined using the first in, first out method.

(G) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line and accelerated methods over the estimated useful life of the assets of three to thirty-nine years.

(H) Income Taxes

Prior to the recapitalization of the Company on December 17, 2001
(See Note 1(A)),the Company and its affiliates, with the consent of their stockholder, had elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholder of an S Corporation is taxedon their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes had been included in the financial statements for the year ended
December 31, 2000 and for the period from January 1, 2001 through December 17, 2001.

For the period subsequent to the merger, December 18, 2001 to December 31, 2001, the Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109").
Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(I) Revenue and Cost Recognition

The Company recognizes construction contract revenues using the percentage-of-completion method, based primarily on labor costs incurred to date compared with total estimated labor costs.
Direct materials and subcontractor materials, labor and equipment, are included in revenues and cost of revenues when management believes that the Company is responsible for the ultimate acceptability of the project. Gross margin related to each job is recognized as services are rendered. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Costs recognized in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under billings in excess of cost on uncompleted contracts. The Company anticipates that substantially all incurred costs associated with contract work in progress at December 31, 2001 will be billed and collected by 2002. Deposits received upon signing of contracts are recorded as customer deposits payable and are reclassified to revenue upon completion of the job.

(J) Earnings (Loss) Per Share

Net income (loss) per common share for the years ended December 31, 2001 and 2000 is required to be computed based on the weighted average common stock and dilutive common stock equivalents outstanding during the year as defined by Statement of Financial Accounting Standards, No. 128; "Earnings Per Share". There were no common stock equivalents for the years ended December 31, 2001 and 2000.

(K) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amount of the Company's financial instruments, including accounts receivable, other receivables, accounts payable and accrued expenses, customer deposits, capital lease obligation, notes payable and loans payable, approximates fair value due to the relatively short period to maturity for these instruments.

(L) Advertising Costs

In accordance with the Accounting Standards Executive Committee Statement of Position 93-7 ("SOP 93-7"), costs incurred for producing and communicating advertising of the Company are charged to operations as incurred.
Advertising expenses for the period ended December 31, 2001 and 2000 were $103,907 and $36,458, respectively.

(M) Long-Lived Assets

During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-lived Assets to be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and impairment loss recognized. As of December 31, 2001 there were no impaired long-lived assets.

(N) New Accounting Pronouncements

The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2001 consisted of the following:

Accounts receivable				$5,877,431
Less allowance for doubtful accounts		(118,212)
Less allowance for sales discounts		(190,898)
						----------
						$5,568,321

For the years ended December 31, 2001 and 2000, the Company recorded bad debt expense of $86,000 and $34,583, respectively.

NOTE 3	INVENTORY

Inventory consists of finished pavers located at the Company's storage yards. In all cases, pavers are shipped directly from the manufacturer to the job site. The cost of pavers on jobs in process at year-end are included in the cost in excess of billings on uncompleted contracts account.

NOTE 4	REBATE RECEIVABLE

On July 8, 1998, the Company entered into a trade agreement with a manufacturer whereby the Company shall receive a 3% rebate on pavers supplied by the manufacturer. After the total rebate exceeds $550,000, the rebate shall be reduced to 1%. Through December 31, 2001, the total amount of rebates earned was $538,954 and at December 31, 2001 the company was owed $330,438 under this agreement. The rebate was due within 30 days after each anniversary date of the agreement.

During 1999, the manufacturer paid $208,516 in rebates to the Company for the first year of the agreement. By August 8, 2000, the manufacturer was supposed to pay the Company approximately $221,000 for purchases made during the second year of the agreement. This payment along with all other payments required under the agreement's terms were not made because the manufacturer contended that the Company violated its trade agreement by modifying the pavers in a process known as tumbling. During 2002, the Company successfully defended its position in binding arbitration and the Company expects to collect fullpayment of all amounts owed in 2002.

NOTE 5	ADVANCE TO RELATED PARTY

The following schedule reflects advances made to related parties at December 31, 2001:

Amount due from Paving Stone Industries, Inc. (a)	$18,735
							-------
Total, all current					$18,735

	(a) See Note 9 for assets pledged to secure lines of credit


NOTE 6	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2001 consisted of the following:

Data processing equipment					$122,078
Furniture and fixtures						46,246
Leasehold improvements						35,711
Machinery and equipment						173,496
Office equipment						73,461
Vehicles							87,059
Less accumulated depreciation					(232,011)
								---------
								$306,040

Depreciation expense for the years ended December 31, 2001 and 2000 was $58,598 and $34,549, respectively.


NOTE 7	NOTE AND CAPITAL LEASE OBLIGATION PAYABLE

Note and capital lease obligation payable consisted of the following at December 31, 2001:

4.90% installment loan payable through July 2003
in monthly installments of $697 including principal
and interest, collateralized by a van				$12,724

8.54% capital lease obligation payable through
September 2005 in monthly installments of $1,136
including principal and interest, collateralized
by a loader and trailer						43,719

4.43% capital lease obligation payable through
October 2004 in monthly installments of $423
including principal and interest, collateralized
by all property owned by the Company				52,669

Total long-term debt						109,112
Less current maturities						(33,111)
Long-term debt							$76,001
								-------

Scheduled maturities of long-term debt are as follows:

				2002				$38,947
				2003				35,461
				2004				36,547
				2005				10,383

Total future minimum lease payments				121,338
Less: interest							12,226
Present value of future minimum lease payments			109,112
Less: current portion						(33,111)
Long-term obligation under capital lease			$76,001
								-------


NOTE 8	NOTES PAYABLE - STOCKHOLDER

During 2000, the Company received advances from a stockholder in the aggregate amount of $335,693. The stockholder provided funding for working capital requirements. The loan bears interest at 7% and is due on June 30, 2002.

During 2001, the Company received advances from a stockholder in the aggregate amount of $64,353 to satisfy related party balances. The loan bears interest at the rate of 6% and is due on January 31, 2003.

During 2001, the Company received advances from a stockholder of $50,000 and $10,000 to fund consulting fees related to the acquisition of Cottage Investments (See Note 1(A)). The loans bear interest at 13% and 7%, respectively and are due on demand.


NOTE 9	LINE OF CREDIT

Revolving line of credit with a financial institution
with a maximum line of $2,250,000.  The line of credit
is payable on demand with interest charged at the 30-day
dealer commercial paper rate plus 2.55%. It is secured
by all of the assets of the Company and Paving Stone
Industries, Inc. a related corporation (See Note 15(B)).	$2,240,271

NOTE 10	STOCKHOLDERS' EQUITY

(A) Amendment to Articles of Incorporation

On December 17, 2001, the Board of Directors approved an amendment to the Articles of Incorporation to change the shares authorized from 350,000,000 to 150,000,000 (See Reverse Stock Split Note 10(B)).

(B) Reverse Stock Split

On December 17, 2001, the Board of Directors authorized a 133 for 1 reverse stock split. All capital stock shares and amounts and per share data have been retroactively restated to reflect the reverse stock split.

(C) Common Stock Issuance

During the year ended December 31, 2001, the Company issued 3,466,500 shares of common stock to consultants for services rendered having a fair value of $5,187,600.

NOTE 11	COMMITMENTS AND CONTINGENCIES

(A) Operating Leases

The Company leases office, showroom and warehouse space under various related party and third party operating lease agreements some of which provide for minimum annual rental paymentsplus a portion of real estate taxes and operating costs. The Company also leases equipmentunder an operating lease agreement.

Future minimum lease payments for the operating leases are as follows at December 31, 2001:

			2002					$308,279
			2003					154,456
			2004					116,982
			2005					107,196
			2006 and thereafter			2,143,920
								$2,830,833
								----------
Rent expense on the above leases for the years ended December 31, 2001 and 2000 amounted to $325,720 and $248,338, respectively.

(B) Contingencies

The Company is a co-borrower with Paving Stone Properties, Inc.
(a company owned by the Company's majority shareholder) on two properties that are currently being occupied by the Company under 25-year operating leases (See Notes 12 and 15). The Company is contingently liable for the mortgages in the event of default by Paving Stone Properties, Inc. in the amount of approximately $750,000 as of December 31, 2001. The Company's subsidiaries are also guarantors of said mortgages.

NOTE 12	RELATED PARTY TRANSACTIONS

The Company is co-borrower with Paving Stone Properties, Inc. in connection with the financing of two facilities currently occupied by the Company.
The majority shareholder of the Company is also the sole shareholder of Paving Stone Properties, Inc. (See Notes 11 and 15).

The Company leased administrative offices from Paving Stone Properties, Inc. on a month-to-month basis and paid rent in the amount of $193,336 and $36,000 for the years ended December 31, 2001 and 2000, respectively (See Note 15(A)).

See Note 5 for additional related party transactions.

NOTE 13	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

During 2001 and 2000, approximately 19.8% and 22.3% of the Company's total revenues were derived from sales to two customers. During 2001 and 2000, no single customer owed the Company over 10% of accounts receivable (See Note 2).

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience. The Company performs ongoing credit evaluations of its customers.

NOTE 14	INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 2001 is summarized as follows:

			Current:
			Federal					$-
			State					-
			Deferred - Federal and State		-
			Change in valuation allowance		-
			Income tax expense (benefit)		$-
								-----


The Company's tax expense differs from the "expected" tax expense for the year ended December 31, 2001, as follows:

U.S. Federal income tax provision (benefit)		$(1,784,490)
Effect of net operating loss carryforward		1,784,490
							$-

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2001 are as follows:

Deferred tax assets:

Net operating loss carryforward				$1,784,490
Total gross deferred tax assets				1,784,490
Less valuation allowance				(1,784,490)

Net deferred tax assets					$-


Because the Company underwent an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's net tax operating loss carryforwards generated prior to the ownership change may be subject to annual limitation which could reduce or defer the utilization of those losses.

NOTE 15	SEGMENT REPORTING

The Company has five geographic reportable segments: Florida, Arizona, Atlanta, Nevada and California. Each segment installs interlocking pavers on driveways and patios for residential and commercial use. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on income from operations. Sales for each segment are based on the location of the third-party customer. All intercompany transactions between segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region where the expenses are incurred.
As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for 2001 and 2000 are as follows:

			PAVING STONE CORPORATION AND SUBSIDIARIES
				STATEMENTS OF CASH FLOWS
		FOR THE YEARS ENDED DECEMBER 31, 2001 (CONSOLIDATED
				AND 2000 (COMBINED)

					Florida		Arizona/Texas	Georgia/Mid-Atlantic
2001
Net sales				$23,640,422 		$2,816,978 	$2,922,190

Income (loss) from operations		(93,663)		16,568 		46,995

Depreciation and 			64,808 			2,321 		11,196

Assets					4,893,646 		559,073 	855,859

Capital expenditures			103,958 		6,666 		3,021

2000

Net sales				$22,040,663 		$1,106,322 	$1,888,267

Income (loss) from operations		229,352 		(58,150)	135,858

Depreciation and amortization		35,286 			805 		2,741

					5,331,611 		102,816 	301,279

Capital expenditures			82,411 			6,693 		60,188

				---------------------------------------------
					Nevada		California		Corporate
2001

Net sales			$	1,016,628 	$1,358,757 	$	-

Income (loss) from operations		3,595 		(475,675)		(5,198,500)

Depreciation and amortization		1,862 		358 			-

Assets					295,264 	306,548 		(20,000)

Capital expenditures			-    		6,150 			-

2000

Net sales				$440,660 	$	-    	$	-

Income (loss) from operations		(82,160)		-    		-

Depreciation and amortization		922 			-    		-

Assets					15,247 			100 		-

Capital expenditures			7,812 			-    		-
					---------------------------------------------


Total
2001

Net sales				$31,754,975

Income (loss) from operations		(5,700,680)

Depreciation and amortization		80,545

Assets					6,890,390

Capital expenditures			119,795

2000

Net sales				$25,475,912

Income (loss) from operations		224,900

Depreciation and amortization		39,754

Assets					5,751,053

Capital expenditures			157,104


NOTE 16	SUBSEQUENT EVENTS

(A) Line of Credit

Effective March 4, 2002 the Company renewed it's line of credit and increased the maximum line to $2,500,000. The renewed line of credit bears interest at the one month LIBOR Market Rate Index plus 2.55% and has an initial expiration date of April 30, 2003.

(B) Private Placement Offering

On April 12, 2002, the Company issued 4,000,000 shares of common stock and a warrant to an investor to purchase 1,500,000 shares of common stock at an exercise price equal to the average closing bid price less a 30% discount with a maximum exercise price of $1.00, for $400,000 in cash and a stock subscription receivable of $600,000 to be paid in installments over a three month period in 2002.